Exhibit 10.7
Amendment to Loan Agreement

Borrower:	I-Flow Corporation

Address:	20202 Windrow Drive
Lake Forest, California 92630
Dated as of: August 6, 2008
     THIS AMENDMENT TO LOAN AGREEMENT is entered into between Silicon Valley Bank (“Bank”) and the borrower named above (the “Borrower”).
     The Parties agree to amend the Amended and Restated Loan and Security Agreement between them, having an effective date of May 8, 2003 (as amended from time to time being referred to herein as the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)
     1. Limited Waiver.
     (a) Borrower has advised Bank that it may not be in compliance with the Adjusted Net Loss/Profit financial covenant as set forth in Section 6.7(ii) of the Loan Agreement for the period ending June 30, 2008 (the “Potential Breach”). Bank hereby waives any Event of Default arising from the Potential Breach if it becomes an actual breach of such financial covenant.
     (b) It is understood by the parties hereto that such waiver does not constitute a waiver of any other default under the Loan Agreement or any related document, nor an agreement by Bank to waive or forbear from exercising its rights and remedies in the future regarding defaults arising from any breach of any financial covenant or any other term or provision of the Loan Agreement.
     2. Revised Section 6.7. Section 6.7 of the Loan Agreement is hereby amended in its entirety to read as follows:
     “6.7 Financial Covenants.
Borrower will maintain at all times during the effectiveness of this Agreement on a consolidated basis for I-Flow Corporation and tested quarterly during the term hereof unless otherwise indicated below:
(i) Quick Ratio. A ratio of Quick Assets to Modified Current Liabilities of at least 1.20 to 1.00.
(ii) Adjusted Net Profit.
(A) Borrower will attain an adjusted net profit for the fiscal quarter ending June 30, 2008, excluding from consideration $3,481,000 attributable to an insurance expense and $8,687,000 attributable to contingent liability accrual for self-insured deductible purposes;

Silicon Valley Bank	Amendment to Loan Agreement

(B) Borrower will attain an adjusted net profit for the fiscal quarter ending September 30, 2008, excluding from consideration up to $17,800,000 relating to in— process research and development expenses; and
(C) Thereafter, Borrower will attain an adjusted net profit in each fiscal quarter.
As used herein the term adjusted net profit shall mean net profit for the applicable quarter end period (x) excluding the effects of non-cash charges related to stock compensation expenses and (y) including any income from discontinued operations, with all of the foregoing as determined in accordance with GAAP, consistently applied.”
     3. Modified Revolving Maturity Date. The Revolving Maturity Date as set forth in Section 13.1 of the Loan Agreement is hereby modified to be “October 15, 2008.”
     4. Fee. In consideration for Bank entering into this Amendment, Borrower shall concurrently pay Bank a fee in the amount of $11,250, which shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.
     5. Limitation of Amendments.
     (A) The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
     (B) This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     6. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
     (A) Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing, other than is the subject of the waiver as otherwise set forth herein;
     (B) Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

Silicon Valley Bank	Amendment to Loan Agreement

     (C) The organizational documents of Borrower that the Bank obtained with respect to the original execution of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, other than for the amendment and restatement of Borrower’s certificate of incorporation filed with the Secretary of State of Delaware on May 29, 2002.
     (D) The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
     (E) The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
     (F) The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
     (G) This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     8. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of an fee as stated above, and (c) the delivery of such other agreements and documents by Borrower and the taking of such other actions Borrower, in each case as Bank shall determine are necessary or advisable in order to effectuate the terms and provisions hereof and of the Loan Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Borrower:		Bank:

I-Flow Corporation		Silicon Valley Bank

By	/s/ James R. Talevich	By	/s/ Robert Anderson

	President or Chief Financial Officer		Title	Vice President